Exhibit 99.1

FROM: Accredited Home Lenders Holding Co. 15090 Avenue of Science San Diego, CA 92128 Rick Howe, 858.676.2148 rhowe@accredhome.com	Aames Investment Corp. 350 S. Grand Avenue Los Angeles, CA 90071 Steven Canup, 323.210.4709 scanup@aamescorp.com

FOR IMMEDIATE RELEASE

ACCREDITED HOME LENDERS HOLDING CO. TO ACQUIRE AAMES INVESTMENT CORP.

Combination will triple Accredited’s national retail mortgage origination presence, provide business synergy, expand wholesale reach, and improve stockholder value

SAN DIEGO AND LOS ANGELES, May 25, 2006 — Accredited Home Lenders Holding Co. (NASDAQ: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, and Aames Investment Corporation (NYSE: AIC) today announced a definitive agreement pursuant to which Accredited will acquire Aames.

Aames originates non-prime mortgage loans through a network of 76 retail branch offices and three regional wholesale operations centers, while Accredited originates non-prime mortgage loans through 45 retail branches and 15 regional wholesale operations centers. As a result of the acquisition, the combined business is expected to attain the following rankings in the non-prime industry:

•	Sixth largest retail originator

•	Twelfth largest overall originator

•	Ninth largest non-prime mortgage portfolio

•	Nineteenth largest servicing portfolio

“Aames’ nationwide franchise will almost triple Accredited’s retail branches, creating one of the nation’s largest independent retail originators,” said James A. Konrath, chairman and chief executive officer of Accredited. “Aames has a strong retail platform headed by two experienced, savvy senior managers who understand running a business for profit.”

Mr. Konrath added, “In addition to the benefits to our retail platform, we expect to reduce non-interest expenses significantly by eliminating redundant overhead and operating costs, as well as by merging Aames’ wholesale group with little overlap. Also, we anticipate being able to improve Aames’ profitability by enhancing the execution of whole-loan sale and securitization activity, as well as lowering the cost of funds.”

The stock-and-cash transaction values Aames at approximately $340 million, or $5.35 per share at yesterday’s closing prices. Of the $340 million purchase price, approximately $109 million, or 32% of the purchase price, will be paid in cash to Aames stockholders. The remainder will be paid in Accredited’s common stock at an exchange ratio of 0.0700 shares of Accredited’s common stock for each share of Aames common stock. Aames may be required to distribute dividends to stockholders to satisfy certain REIT tax requirements. The amount of the total consideration represented by cash will be reduced by REIT dividends, if any, to Aames stockholders between now and closing.

“This transaction allows our stockholders to participate in the future opportunities of a company with deep financial resources and proven operational skills,” said A. Jay Meyerson, chairman and chief executive officer of Aames. “Accredited already ranks among the most profitable and lowest cost originators, and it offers the best platform for the continued development of our unique retail business.”

Integration

The companies share many similarities in cultures and business approaches. Both companies rely on both wholesale and retail channels to originate non-prime mortgages. Accredited intends to retain substantially all of Aames’ retail operations. Accredited will integrate Aames’ wholesale operations into its existing wholesale business.

Michael Matthews, chief production officer at Aames, will become director of integration of wholesale and retail operations at Accredited. James Fullen, chief operations officer at Aames, will become Accredited’s director of retail operations. In addition, Mr. Meyerson will join Accredited’s board, along with one other nominee proposed by Aames.

“This acquisition will allow us to build on the strength of our proven business model, which emphasizes profitable origination and portfolio growth, minimize our net cost to originate, and leverage our experienced management team,” Mr. Konrath added. “The non-prime mortgage experience and talent throughout Aames is a terrific cultural fit with Accredited. We are pleased to offer Aames’ stockholders this exceptional opportunity to share in the growth of Accredited’s platform.”

The agreement has been unanimously approved by both companies’ boards. A condition of closing is approval by both companies’ stockholders, as well as regulatory authorities and customary closing conditions. The transaction is expected to close during the third quarter.

“This combined company will achieve significant synergies and bring together two strong management teams with records of prudent growth,” said Mr. Meyerson of Aames. “Today’s capital markets climate limits our ability to economically raise new capital to fuel our future growth. Accredited, with its strong operating skills and capital base, is well positioned to move our people and our operations to the next level and reward our stockholders.”

Financial Expectations

Anticipating a closing date in the third quarter, Accredited anticipates a dilutive impact on earnings per share in 2006 of $1.00 to $1.35 per share, depending on the actual closing date. Accredited expects the transaction to be accretive to GAAP earnings in 2007. The accretion assumes, among other items, improvement in Aames’ cost to originate, whole loan sale execution, and financing costs. In addition, Accredited expects to receive a benefit in its cash tax payments from a portion of Aames’ unused net operating tax loss carry-forwards.

Representations

Accredited Home Lenders Holding Co. is represented in the transaction by its financial advisor, J.P. Morgan Securities Inc., and its legal counsel, DLA Piper Rudnick Gray Cary. Aames Investment Corporation is represented by its financial advisor, Credit Suisse, Inc., and its legal counsel, Sullivan & Cromwell LLP.

Conference Call

Accredited will host a conference call on May 25, 2006 at 1:00 p.m. EDT (10:00 a.m. PDT) to discuss the transaction. The call will be available by telephone and webcast.

The telephone number for the conference call is 866.713.8563 for callers in the United States, or 617.597.5311 for international callers. The participant passcode is 70029313.

The call will be webcast by CCBN and can be accessed live at Accredited’s website – http://investors.accredhome.com. A replay of the conference call will be archived on the website, as well as the accompanying slide presentation.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego with a market capitalization of approximately $1.2 billion, 2005 originations of $16.6 billion, a $9.7 billion portfolio as of December 31, 2005, and $156 million of net income for 2005. Accredited’s experienced management team, profit-centered culture, leading cost structure, and strong capital markets relationships have enabled it to deliver exceptional results to shareholders, including 540% cumulative return since its IPO in February 2003 as of March 31, 2006. Accredited’s earnings per share has grown at a compound annual growth rate of 19% over the past two years. Additional information may be found at http://investors.accredhome.com.

About Aames Investment Corp.

Headquartered in Los Angeles, CA, Aames originates mortgage loans in 47 states. Aames Financial is a 50-year- old national mortgage banking company focused primarily on originating non-prime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” Additional information may be found at www.aames.com.

Forward Looking Statements

Certain matters discussed in this news release, including without limitation the expected benefits of the merger, constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s and Aames Investment Corporation’s annual reports on Form 10-K for the period ended December 31, 2005, their reports on Form 10-Q for the first quarter of 2006, and other documents filed with the SEC.

Additional Information

In connection with the pending transaction, Accredited Lenders Holding Co. (“Accredited”) will file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement / Prospectus for the stockholders of Aames Investment Corporation (“Aames”). Aames stockholders are urged to read the Registration Statement and the Proxy Statement / Prospectus when they are available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about Accredited, Ames and the proposed transaction. The final Proxy Statement / Prospectus will be mailed to stockholders of Aames after the Registration Statement is declared effective by the SEC. Aames stockholders will be able to obtain the Registration Statement, the Proxy Statement / Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents can also be obtained for free from Accredited Home Lenders by directing a request to Investor Relations, 15090 Avenue of Science, San Diego, CA 92128.

Accredited, Aames and their respective directors and officers may be deemed to be participants in the solicitation of approvals from Aames stockholders in respect of the proposed transaction. Information regarding the participants of Accredited and Aames will be available in the Proxy Statement / Prospectus, which will be filed with the SEC. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement / Prospectus that will be filed with the SEC.

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